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                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made this 1st day of October, 1996, between ESC STRATEGIC FUNDS, INC. (the "Company"), a Maryland corporation, and BISYS FUND SERVICES, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Delaware.

         WHEREAS, the Company desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Company, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

         WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       Services as Fund Accountant; Conversion to Services.

         The Company hereby engages Fund Accountant to perform fund accounting services as set forth in this Section 1 (collectively, the "Services"), and, in connection therewith, the Company agrees to convert to Fund Accountant's data processing systems and software (the "BISYS System") as necessary in order to receive the Services. The Company shall cooperate with Fund Accountant to provide Fund Accountant with all necessary information and assistance required to successfully convert to the BISYS System. Fund Accountant shall provide the Company with a schedule relating to such conversion and the parties agree that the conversion may progress in stages. The date upon which all Services shall have been converted to the BISYS System shall be referred to herein as the "Conversion Date." Fund Accountant hereby accepts such engagement and agrees to perform the Services commencing, with respect to each individual Service, on the date that the conversion of such Service to the BISYS System has been completed. Fund Accountant shall determine in accordance with its normal acceptance procedures when the applicable Service has been successfully converted.

                  (a) Maintenance of Books and Records. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;



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                           (ii)     General and auxiliary ledgers reflecting all
                                    asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

                           (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                           (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                  (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                           (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                           (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Company's Board of Directors;

                           (iii) Verify and reconcile with the Fund's custodian all daily trade activity;

                           (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                           (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                           (vi) Report to the Company the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                           (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                           (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

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                           (ix)     Update fund accounting system to reflect
                                    rate changes, as received from a Fund's
                                    investment adviser, on variable interest rate instruments;

                           (x)      Post Fund transactions to appropriate
                                    categories;

                           (xi) Accrue expenses of each Fund according to instructions received from the Company's Administrator;

                           (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

                           (xiii) Provide accounting reports in connection with the Company's regular annual audit and other audits and examinations by regulatory agencies; and

                           (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

                  (c)      Special Reports and Services.

                           (i) Fund Accountant may provide additional special reports upon the request of the Company or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                           (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (d) Additional Accounting Services. Fund Accountant shall also perform the following additional accounting services for each Fund:

                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Company. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information;

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                           (ii)     Provide accounting information for the
                                    following:

                                    (A)      federal and state income tax
                                             returns and federal excise tax
                                             returns;

                                    (B)      the Company's semi-annual reports
                                             with the Securities and Exchange
                                             Commission ("SEC") on Form N-SAR;

                                    (C)      the Company's annual, semi-annual
                                             and quarterly (if any) shareholder
                                             reports;

                                    (D)      registration statements on Form
                                             N-1A and other filings relating to
                                             the registration of Shares;

                                    (E)      the Administrator's monitoring of
                                             the Company's status as a regulated
                                             investment company under Subchapter
                                             M of the Internal Revenue Code, as
                                             amended;

                                    (F)      annual audit by the Company's
                                             auditors; and

                                    (G)      examinations performed by the SEC.

         2.       Subcontracting.

                  Fund Accountant may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 6 hereof, for all acts of such subcontractor as if such acts were its own.

         3.       Compensation.

                  The Company shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

         4.       Reimbursement of Expenses.

                  In addition to paying Fund Accountant the fees described in
Section 3 hereof, the Company agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including without limitation the following:


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         (a)      All freight and other delivery and bonding charges incurred by
                  Fund Accountant in delivering materials to and from the Company;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Company, the Company's investment advisor or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

         (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

         (d) The cost of microfilm or microfiche of records or other materials;

         (e) Any expenses Fund Accountant shall incur at the written direction of an officer of the Company thereunto duly authorized; and

         (f) Any additional expenses reasonably incurred by Fund Accountant, as agreed upon by the parties, in the performance of its duties and obligations under this Agreement.

         5.       Effective Date.

                  This Agreement shall become effective with respect to a Fund as of the date first written above.

         6.       Term.

                  The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on the date that is twelve (12) months after the Conversion Date. This Agreement shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as Fund Accountant, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Company, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, Fund Accountant will provide the Company with reasonable access to any Company documents or records remaining in its possession.


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                  In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and, upon receipt of such notice, the breaching party shall have 45 days to remedy the breach. In the event the breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

                  If, for any reason, other than a material breach of this Agreement, Fund Accountant is replaced as Fund Accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Company shall make a one-time cash payment, as liquidated damages, to Fund Accountant equal to the balance due Fund Accountant for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Company on the date Fund Accountant is replaced, or a third party is added, will remain constant for the balance of the contract term.

         7. Standard of Care; Reliance on Records and Instructions; Indemnification.

                  Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Fund agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Fund Accountant by a duly authorized representative of the Company other than a representative who is also an affiliated person of Fund Accountant or its affiliates; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant.

         8.       Record Retention and Confidentiality.

                  Fund Accountant shall keep and maintain on behalf of the Company all books and records which the Company and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Company and

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to make such books and records available for inspection by the Company or by the
Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         9.       Maintenance of Systems and Equipment; Uncontrollable Events.

                  Fund Accountant shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. In the event of computer or other equipment failures beyond its reasonable control, Fund Accountant shall use its best efforts to minimize service interruptions. Fund Accountant represents and warrants that the various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder. Notwithstanding the foregoing, Fund Accountant assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         10.      Reports.

                  Fund Accountant will furnish to the Company and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within ten days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and, except as provided in Section 6 hereof, Fund Accountant shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

         11.      Rights of Ownership.

                  All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

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         12.      Return of Records.

                  Fund Accountant may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

         13.      Representations of the Company.

                  The Company certifies to Fund Accountant that this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14.      Representations of Fund Accountant.

                  Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Company and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         15.      Insurance.

                  Fund Accountant shall notify the Company should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.



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         16.      Information to be Furnished by the Company and Funds.

                  The Company has furnished to Fund Accountant the following:

                  (a) Copies of the Articles of Incorporation of the Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

                  (b)      Copies of the following documents:

                           (i) The Company's Bylaws and any amendments thereto; and

                           (ii) Certified copies of resolutions of the Board of Directors covering the approval of this Agreement, authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct Fund Accountant thereunder.

                  (c) A list of all the officers of the Company, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

                  (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

         17.      Information Furnished by Fund Accountant.

                  (a) Fund Accountant has furnished to the Company the following:

                           (i)      Fund Accountant's Articles of Incorporation;
                                    and

                           (ii) Fund Accountant's Bylaws and any amendments thereto.

                  (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

                           (i)      Approval of this Agreement, and
                                    authorization of a specified officer of Fund
                                    Accountant to execute and deliver this
                                    Agreement; and

                           (ii) Authorization of Fund Accountant to act as fund accountant for the Company and to provide accounting services for the Company.



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         18.      Amendments to Documents.

                  The Company shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Company which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Company first obtains Fund Accountant's approval of such amendments or changes.

         19.      Compliance with Law.

                  Except for the obligations of Fund Accountant set forth in
Section 8 hereof, the Company assumes full responsibility for the preparation, contents and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Company's Shares. The Company represents and warrants that no Shares of the Company will be offered to the public until the Company's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

         20.      Notices.

                  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address or such other address that may subsequently be furnished: if to the Company, at 800 Nashville City Center, Nashville, Tennessee 37219-1743,
Attn: John McAllister, Equitable Securities Corporation; and if to Fund Accountant at 3435 Stelzer Road, Columbus, Ohio 43219.

         21.      Headings.

                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         22.      Assignment.

                  This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.


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         23.      Governing Law.

                  This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                           ESC STRATEGIC FUNDS, INC.


                                           By:
                                              ----------------------------

                                           Attest:
                                                  ------------------------


                                           BISYS FUND SERVICES, INC.


                                           By:
                                              ----------------------------

                                           Attest:
                                                  ------------------------



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                                                         Dated: October 1, 1996


                                   SCHEDULE A
                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                            ESC STRATEGIC FUNDS, INC.
                                       AND
                           BISYS FUND SERVICES, INC..


                                      FEES


Effective as of the Conversion Date, Fund Accountant shall be entitled to receive a fee from each Fund in accordance with the following schedule:

                  $30,000 annually plus out-of-pocket expenses, as described in
                  Section 4






ESC STRATEGIC FUNDS, INC.                             BISYS FUND SERVICES, INC.


By:                                                By:
   ----------------------------                       -------------------------

                                       A-1